Appleton Reports First Quarter 2011 Results

•	Net sales of $218.0 million up 3.8% compared to first quarter 2010
•	Net sales of thermal papers up 10.8%; shipments up approximately 2%
•	Net sales of Encapsys® up 34.9%; shipments up approximately 38%
•	Operating income up $8.6 million, excluding environmental expense recovery recorded in Q1 2010 and litigation settlement expense recorded in Q1 2011

(Appleton, Wis., May 9, 2011) Appleton’s first quarter 2011 net sales of $218.0 million increased 3.8% compared to first quarter 2010.  In the paper business, improved pricing and favorable product mix offset volume shortfalls. Increased Encapsys shipments contributed significantly to the Company’s increase in net sales for the quarter.

Appleton reported first quarter 2011 operating income of $10.3 million compared to operating income of $13.1 million during first quarter 2010. Current year results included a $3.2 million litigation settlement expense and prior year operating income included an $8.2 million environmental expense recovery as a result of an insurance settlement.

Appleton delivers on expectations for improved revenue, shipments and earnings
“Each of our business segments benefitted from our market leadership positions. Demand for our thermal and Encapsys products continued to grow while we managed the expected decline of the carbonless business,” said Mark Richards, Appleton’s chairman, president and chief executive officer.

“A 6% increase in sales of high value-added thermal products, which offset lower volumes of thermal receipt paper sold in less profitable international markets, demonstrates the strength of our thermal product portfolio” Richards said. He added that Appleton’s carbonless segment saw steady demand for the Company’s market-leading Superior carbonless sheet products while sales of less profitable carbonless roll products showed a decline.

Commenting on the continuing strong growth of the Encapsys division where sales and shipments both grew more than 34% compared to the first quarter of 2010, Richards stated, “Our technical knowledge and experience with microencapsulation, together with our open innovation approach, are proving to be a unique and attractive combination for current and potential partner companies.”

Quality of earnings improved
First quarter results benefited from price increases the Company implemented during 2010 to offset rapidly rising input prices. Improved manufacturing performance, waste reduction and consistent financial discipline also contributed to improved results. “We are encouraged by our first quarter results because they reflect earnings improvements in all our business segments led by strong performances in our thermal and Encapsys businesses,” said Richards.

Compared to the first quarter of 2010 the Company achieved a 17.9% or $7.1 million improvement in gross profit on a sales increase of 3.8% demonstrating the benefits of the previously mentioned price increases and operations improvements.  Appleton continued its disciplined approach to spending by reducing SG&A by $1.5 million or 4.2%.

First Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	April 3, 2011	April 4, 2010	April 3, 2011	April 4, 2010

Carbonless Papers	$119,296	$124,625	$9,539	$8,233
Thermal Papers	88,927	80,225	2,528	(2,088)
Encapsys	15,476	11,468	3,932	1,533
Other (Unallocated)	-	-	(4,809)	6,561
Intersegment (a)	(5,684)	(6,310)	(892)	(1,148)
	$218,015	$210,008	$10,298	$13,091

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Paper Business
First quarter 2011 net sales of $208.2 million were 1.6% higher than first quarter 2010. Net sales of thermal papers increased 10.8%, compared to the prior year quarter, due to favorable pricing and increased shipment volumes of approximately 2 percent. Carbonless net sales were down 4.3% compared to first quarter 2010. Carbonless shipments were down approximately 10%, due primarily to lower roll volumes within the international market. Lower volumes were partially offset by price increases initiated since the beginning of 2010 in response to escalating raw material costs.

First quarter 2011 operating income was $12.1 million compared to operating income of $6.1 million in first quarter 2010. Carbonless and thermal segments both reported increased operating income compared to the same period last year. Improved pricing, favorable product mix and manufacturing cost reductions more than offset ongoing raw materials inflation.

Encapsys

Encapsys first quarter 2011 net sales of $15.5 million were 34.9% higher than first quarter 2010. First quarter 2011 volumes were approximately 38% higher than the prior year quarter. The increase in net sales, improved manufacturing performance, increased funding of development work from potential commercial partners, and lower SG&A expenses contributed to a $2.4 million quarter-over-quarter increase in operating income.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. First quarter 2011 unallocated corporate expenses increased $11.4 million from first quarter 2010 due to recording a $3.2 million litigation settlement expense in first quarter 2011 and an $8.2 million environmental insurance recovery during first quarter 2010.

Balance Sheet
At the end of the first quarter 2011, the Company held cash balances totaling $11.9 million compared to cash balances of $3.8 million at year-end 2010. During first quarter 2011 the Company generated $29.7 million of cash from operations primarily the result of a $25.2 million decrease in working capital. Appleton invested $4.0 million for capital projects and used $17.6 million of cash for debt reduction and other financing activities. At April 3, 2011, total debt decreased to $544.5 million compared to $558.8 million at year-end 2010. At the end of the quarter, the Company had approximately $75 million of liquidity.

Outlook:  Continued improvement
Richards said he expects the Company’s business segments will continue to achieve sales and earnings improvements compared to second quarter 2010.  He also expects second quarter results to be comparable to those of first quarter 2011 before taking into account the planned maintenance shutdown of the pulp mill at the Roaring Spring mill.

Richards said he expects second quarter 2011 shipments of Appleton’s paper products will be slightly improved compared to those achieved in the first quarter 2011. Consistent with the long-term strategy for its thermal papers segment, Appleton will seek continued volume increases for high value-added thermal paper products. Furthermore, the Company will also continue to improve the profitability of its thermal receipt paper business by giving more consideration to product pricing than volume sold.

“Raw material inflation remains a difficult and persistent challenge,” Richards said. “We will continue to address that challenge by delivering high-performing innovative products, improving operational performance, reducing waste, controlling spending and increasing cash flow by reducing working capital.”

“We will benefit from market leadership positions in carbonless and thermal, the strength of those product portfolios, and the value they deliver to our customers,” said Richards. “We expect the Encapsys segment will continue to grow and increase its contribution to our improved year-on-year results.”

Earnings release conference call
Appleton will host a conference call to discuss its first quarter 2011 results on Tuesday, May 10, 2011, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through May 23.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 1,900 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 1, 2011. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1

APPLETON PAPERS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)
(unaudited)

	Three Months Ended April 3, 2011	Three Months Ended April 4, 2010

Net sales	$218,015	$210,008
Cost of sales	171,164	170,285

Gross profit	46,851	39,723

Selling, general and administrative expenses	33,349	34,813
Environmental expense insurance recovery	-	(8,181)
Litigation settlement	3,204	-

Operating income	10,298	13,091

Other expense (income)
Interest expense	16,150	16,922
Debt extinguishment expense, net	-	5,532
Interest income	(37)	(10)
Foreign exchange gain	(973)	(263)

Loss before income taxes	(4,842)	(9,090)

Provision (benefit) for income taxes	355	(91)

Loss from continuing operations	(5,197)	(8,999)

Discontinued operations
Income from discontinued operations, net of income taxes	-	1,552

Net loss	$(5,197)	$(7,447)

Other Financial Data:

Depreciation and amortization of intangible assets	$12,134	$12,303

Table 2

APPLETON PAPERS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)
	April 3, 2011	January 1, 2011

Cash and cash equivalents	$11,882	$3,772
Accounts receivable	97,039	93,374
Inventories	110,365	110,032
Other current assets	39,633	41,992
Total current assets	258,919	249,170

Property, plant and equipment, net	348,485	354,601
Other long-term assets	67,131	73,228

Total assets	$674,535	$676,999

Accounts payable	52,919	48,651
Other current liabilities	102,621	84,776
Total current liabilities	155,540	133,427

Long-term debt	525,766	540,131
Other long-term liabilities	134,725	139,432
Total equity	(141,496)	(135,991)
Total liabilities & equity	$674,535	$676,999